UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant          Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
Northrop Grumman Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which the transaction applies:
(2)	Aggregate number of securities to which the transaction applies:
(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of the transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

To help you better understand the Board of Directors’ perspective and recommended positions regarding Proposals Four and Five, Northrop Grumman Corporation (the “Company”) would like to share the following, additional information with you, which the Company sent to certain shareholders commencing on or after May 1, 2019.

* * *

The Board of Directors recommends a vote AGAINST Proposal Four asking the company for a report on the company’s management systems and processes to implement our human rights policy. That would appear to include:

•
how the company conducts “human rights due diligence to assess, identify, prevent, mitigate, and remedy adverse human rights impacts” from how the U.S. Government customers might deploy the company’s products;

•	how the company has embedded “respect for human rights into business decision-making processes for its operations, contracts, and supply chain “; and

•	the “role of the Board in oversight of human rights risks.”
We are strongly committed to supporting and maintaining the highest standards of ethical conduct and respect for human rights. This respect is embedded in the company’s culture, and reflected in the company’s Human Rights Policy, adopted in 2013, as well as our Standards of Business Conduct and the Supplier Standards of Business Conduct, which flow requirements down through our supply chain. The company continually evaluates these policies to ensure they are effective. They and other relevant information regarding our commitment to human rights are publicly available on our website for shareholders to review. http://www.northropgrumman.com/CorporateResponsibility/Pages/HumanRightsPolicy.aspx1
The Board shares Proponents’ concern for human rights, but does not believe that the report they propose will in any way enhance our current human rights policies. The Board believes this proposal is both unnecessary (we are already committed to robust human rights policies and transparency) and inappropriate, suggesting unworkable requirements that seek to micromanage specific management systems and processes, infringe on day-to-day business operations, and risk exposing highly proprietary information. The Board is also concerned about the impact this proposal could have on the company’s relationship with its largest customers.
To be sure, we take seriously the potential consequences of our products and the identity of the customers to whom we can and will sell them; however, a report as described in Proposal Four will not resolve Proponents’ apparent underlying concerns that the U.S. Government might conduct operations in a way that is unacceptable to Proponents.
The Board of Directors unanimously recommends that you vote “AGAINST” Proposal Four.
______________________________________________

[1]	The information on our website is not incorporated by reference into this document and should not be considered to be a part of this document.

The Board of Directors recommends a vote AGAINST Proposal Five: Shareholder Proposal Regarding Independent Board Chairman
The Board reviews its leadership structure at least annually and determines the appropriate structure to best position the Company to advance shareholder interests with long-term profitable growth, given the circumstances of the time.
The Board has effectively used this critical flexibility both to combine the roles of Chair and CEO and also to separate the roles, such as during leadership transitions, including most recently for the CEO transition from Wes Bush to Kathy Warden, with Wes continuing as Board Chair.
We continue to have an exceptionally strong Lead Independent Director in Don Felsinger; 85% of our board members are independent, and all of our committees are made up of independent directors. Our robust governance structure further enhances the Board’s effective exercise of independent judgment and meaningful oversight.
As we have stated previously, prior to Wes Bush’s retirement as Chair in July 2019, the Board will re-evaluate and, based on the circumstances as they have evolved, determine the appropriate Board leadership structure that best meets the needs of the Company.
The Board of Directors unanimously recommends that you vote “AGAINST” Proposal Five.